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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 4)*




                                  Certegy Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    156880106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


__________________

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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
===================                                            =================
CUSIP NO. 156880106              SCHEDULE 13G                  PAGE 2 OF 8 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Trustees of General Electric Pension Trust
      I.R.S. # 14-6015763
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       413,962
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               413,962
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      413,962
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.67% (1.54% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      EP
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 62,126,207 Common Shares outstanding at October 31, 2005, as set forth in the Issuer's Form 10-Q for the quarterly period ended September 30, 2005.

===================                                            =================
CUSIP NO. 156880106              SCHEDULE 13G                  PAGE 3 OF 8 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
      I.R.S. #06-1238874
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               504,888
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       448,962
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           504,888
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               448,962
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      953,850
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.54%**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      IA, CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 62,126,207 Common Shares outstanding at October 31, 2005, as set forth in the Issuer's Form 10-Q for the quarterly period ended September 30, 2005.

===================                                            =================
CUSIP NO. 156880106              SCHEDULE 13G                  PAGE 4 OF 8 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Company
      I.R.S. #14-0689340
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       Disclaimed (see 9 below)
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               Disclaimed (see 9 below)
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [X]
      (SEE INSTRUCTIONS)
      Disclaimed (see 9 above)
----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not Applicable (see 9 above)
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                            =================
CUSIP NO. 156880106              SCHEDULE 13G                  PAGE 5 OF 8 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GE Frankona Ruckversicherungs AG
      I.R.S. #
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Federal Republic of Germany
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       35,000
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               35,000
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      35,000
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.06% (1.54% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 62,126,207 Common Shares outstanding at October 31, 2005, as set forth in the Issuer's Form 10-Q for the quarterly period ended September 30, 2005.

INTRODUCTORY NOTE: This Amendment No. 4 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") and GE Frankona Ruckversicherungs AG, a company organized under the laws of the Federal Republic of Germany and an indirect wholly owned subsidiary of GE ("GEFR"), on February 14, 2002, as amended on February 14, 2003, as amended on February 12, 2004 and as amended on February 14, 2005 (as amended, the "Schedule 13G"). This Amendment No. 4 is filed on behalf of GE, GEAM, GEPT and GEFR (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT and GEFR, and as Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 413,962 shares of Common Stock of Certegy Inc. (the "Issuer") owned by GEPT, of 35,000 shares of Common Stock of the Issuer owned by GEFR and of 504,888 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM, GEPT and GEFR each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The Items from the Schedule 13G are hereby amended to read as follows:

Item 4        Ownership
-----------------------

                                                           GEPT               GEAM               GEFR                 GE
(a)    Amount beneficially owned                          413,962            953,850            35,000            Disclaimed

(b)    Percent of class                                    0.67%              1.54%              0.06%            Disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote        None              504,888             None                None

       (ii)   shared power to vote or direct the
              vote                                        413,962            448,962            35,000            Disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                  None              504,888             None                None

       (iv)   shared power to dispose or to direct
              disposition                                 413,962            448,962            35,000            Disclaimed

Item 5        Ownership of Five Percent or Less of a Class
----------------------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

              [X]

Item 10       Certification
---------------------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     6 of 8

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

                                        GENERAL ELECTRIC PENSION TRUST
                                        By:  GE Asset Management Incorporated,
                                        its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name:  John H. Myers
                                            Title:  Vice President


                                        GE FRANKONA RUCKVERSICHERUNGS AG
                                        By:  GE Asset Management Incorporated,
                                        its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President

                                     7 of 8

                                                                      SCHEDULE I

                             JOINT FILING AGREEMENT
                             ----------------------

This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Certegy Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2006

                                        GENERAL ELECTRIC PENSION TRUST
                                        By:  GE Asset Management Incorporated,
                                        its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name:  John H. Myers
                                            Title:  Vice President


                                        GE FRANKONA RUCKVERSICHERUNGS AG
                                        By:  GE Asset Management Incorporated,
                                        its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President






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